Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

W&T Offshore Announces First Quarter 2026 Results and

Declares Dividend for Second Quarter of 2026

HOUSTON, May 7, 2026 – W&T Offshore, Inc. (NYSE: WTI) (“W&T,” the “Company,” “we” or “us”) today reported operational and financial results for the first quarter of 2026 and declared a second quarter 2026 dividend of $0.01 per share.

This press release includes non-GAAP financial measures, including Adjusted Net Loss, Adjusted EBITDA, Free Cash Flow and Net Debt, which are described and reconciled to the most comparable GAAP measures in the accompanying tables to this press release under “Non-GAAP Information.”

Key highlights for the first quarter of 2026 and through the date of this press release include:

●	Produced 36.2 thousand barrels of oil equivalent per day (“MBoe/d”) (53% liquids), towards the high end of guidance;
●	Grew production 19% compared to the first quarter of 2025, and kept production flat with fourth quarter of 2025, despite adverse weather conditions in the first quarter of 2026;
●	Reduced lease operating expenses (“LOE”) to $66.1 million, below the midpoint of guidance, and reduced LOE per Boe by 22% from $25.88 in the first quarter of 2025 to $20.29 in the first quarter of 2026;
●	Reported net loss of $22.5 million, or $(0.15) per diluted share, compared with a net loss of $27.1 million, or $(0.18) per diluted share, in the fourth quarter of 2025;
●	Adjusted Net Loss, which primarily excludes net unrealized loss on outstanding derivative contracts and other costs and the related tax effect, totaled $0.7 million, or $(0.00) per diluted share, compared with Adjusted Net Loss of $20.5 million, or $(0.14) per diluted share, in the fourth quarter of 2025;
●	Increased Adjusted EBITDA by 137% to $54.5 million compared to the fourth quarter of 2025;
●	Generated $21.0 million in Free Cash Flow, a significant improvement from $(11.2) million of Free Cash Flow in the fourth quarter of 2025;
●	Reported unrestricted cash and cash equivalents of $130.9 million and Net Debt of $220.3 million at March 31, 2026;
●	Paid tenth consecutive quarterly dividend of $0.01 per common share in March 2026; and
●	Declared second quarter 2026 dividend of $0.01 per share, which will be payable on May 28, 2026 to stockholders of record on May 21, 2026.

Tracy W. Krohn, W&T’s Chairman of the Board and Chief Executive Officer, commented, “We are pleased to report another strong quarter of operational and financial results, with Adjusted EBITDA of approximately $55 million, an increase of 137% compared to the fourth quarter of 2025. We reported production toward the high end of our guidance range and flat compared to the fourth quarter of 2025, despite some adverse weather impacts in early 2026. We were also able to lower our base LOE costs. We continue to capture cost savings and synergies from previous acquisitions. Additionally, we saw improved realizations for oil and natural gas compared with the fourth quarter of 2025 and our oil price realized in March of 2026 was $88.61 per barrel. With consistent production, increasing realized pricing and continued cost control, we believe that we are well positioned operationally and financially to deliver robust results in 2026, while we examine accretive acquisition opportunities. Acquisitions remain a key component of our success, and it is our ability to integrate and enhance the assets that we acquire that has allowed us to grow reserves and production over the past 40 years. Our strategy is clear and our ability to execute it can be seen in our results. I believe the market is beginning to reflect our strong results in our increased share price.

We remain committed to operational excellence, enhancing shareholder value and believe that W&T is on the right path in 2026 and beyond.”

Production, Prices and Revenue: Production for the first quarter of 2026 was 36.2 MBoe/d, towards the high end of the Company’s first quarter guidance, flat compared with 36.2 MBoe/d for the fourth quarter of 2025 and up 19% compared with 30.5 MBoe/d for the corresponding period in 2025. Despite the inclement weather impact, production was flat compared to fourth quarter 2025. First quarter 2026 production was impacted by freezing conditions in January 2026, but not to the same degree as in January 2025. First quarter 2026 production was comprised of 14.4 thousand barrels per day (“MBbl/d”) of oil (40%), 4.7 MBbl/d of natural gas liquids (“NGLs”) (13%), and 102.5 million cubic feet per day (“MMcf/d”) of natural gas (47%).

W&T’s average realized price per Boe before realized derivative settlements was $45.08 per Boe in the first quarter of 2026, an increase of 26% from $35.88 per Boe in the fourth quarter of 2025 and a decrease of 3% from $46.50 per Boe in the first quarter of 2025. First quarter 2026 oil, NGL and natural gas prices before realized derivative settlements were $69.52 per barrel of oil, $16.26 per barrel of NGL and $5.41 per Mcf of natural gas, compared with $57.39 per barrel of oil, $16.62 per barrel of NGL and $3.83 per Mcf of natural gas in the fourth quarter of 2025.

Revenues for the first quarter of 2026 were $150.0 million, which was 23% higher than fourth quarter of 2025 revenues of $121.7 million. This was due to higher realized prices. First quarter 2026 revenues were higher by 16% compared to $129.9 million of revenues in the first quarter of 2025 due to higher production volumes, partially offset by lower realized pricing.

Lease Operating Expenses: LOE, which includes base lease operating expenses, insurance premiums, workovers and facilities maintenance expenses, was $66.1 million in the first quarter of 2026, which was below the midpoint of the Company’s guidance range. LOE for the first quarter of 2026 was 11% lower compared to $74.6 million in the fourth quarter of 2025 despite flat production. LOE for the first quarter of 2026 was 7% lower than the $71.0 million for the corresponding period in 2025 despite a 19% growth in production. Reductions in LOE costs were mainly driven by lower base LOE spend, reflecting fourth quarter 2025 cost saving initiatives that began to materialize in the first quarter of 2026, supported by favorable commodity price-driven input costs. On a component basis for the first quarter of 2026, base LOE and insurance premiums were $52.4 million, workovers were $1.4 million, and facilities maintenance and other expenses were $12.3 million. On a unit of production basis, LOE was $20.29 per Boe in the first quarter of 2026. This compares favorably to $22.40 per Boe for the fourth quarter of 2025 and $25.88 per Boe for the corresponding period in 2025, reflecting stronger production, cost reduction efforts and base cost optimization.

Gathering, Transportation Costs and Production Taxes: Gathering, transportation costs and production taxes totaled $8.7 million ($2.66 per Boe) in the first quarter of 2026, compared to $8.8 million ($2.63 per Boe) in the fourth quarter of 2025 and $5.7 million ($2.06 per Boe) in the first quarter of 2025. Gathering, transportation costs and production taxes increased in the first quarter of 2026 from the first quarter of 2025 primarily due to the impact of the new NGL processing contracts at Mobile Bay and the increase in production.

Depreciation, Depletion and Amortization (“DD&A”):  DD&A was $8.37 per Boe in the first quarter of 2026. This compares to $8.55 per Boe and $11.99 per Boe for the fourth quarter of 2025 and the first quarter of 2025, respectively.

Asset Retirement Obligations Accretion: Asset retirement obligations accretion was $2.61 per Boe in the first quarter of 2026. This compares to $2.49 per Boe and $3.06 per Boe for the fourth quarter of 2025 and the first quarter of 2025, respectively.

General & Administrative Expenses (“G&A”):  G&A was $24.8 million ($17.4 million related to cash G&A) for the first quarter of 2026, which increased from $20.6 million in the fourth quarter of 2025 and $20.2 million in the first quarter of 2025. The increases were primarily due to an increase in non-cash share-based compensation costs driven by a higher share price used to value certain of the Company’s share-based compensation awards that are marked-to-market at the end of each reporting period. On a unit of production basis, G&A was $7.62 per Boe in the first quarter of 2026 compared to $6.19 per Boe in the fourth quarter of 2025 and $7.35 per Boe in the corresponding period of 2025.

Derivative Loss (Gain), net: In the first quarter of 2026, W&T recorded a net loss of $24.5 million related to commodity derivative contracts comprised of $21.8 million of unrealized loss related to the decrease in the fair value of open contracts and $2.7 million of realized losses. W&T recognized a net gain of $0.2 million in the fourth quarter of 2025 and a net loss of $2.7 million in the first quarter of 2025 related to commodity derivative activities.

In April 2026, as a counter to W&T’s current oil hedges which provide downside protection, the Company purchased oil call options for 10,000 barrels of oil per day from May 2026 through April 2027 at $122.50 per barrel. These calls provide positive exposure to the shifting geopolitical landscape.

A summary of the Company’s outstanding derivative positions is provided in the investor presentation posted on W&T’s website.

Interest Expense: Net interest expense in the first quarter of 2026 was $9.2 million compared to $9.0 million in the fourth quarter of 2025 and $9.5 million in the first quarter of 2025.

Income Tax Expense (Benefit): W&T recognized an income tax expense of $2.6 million in the first quarter of 2026. This compares to the recognition of income tax expense of $1.9 million in the fourth quarter of 2025 and income tax benefit of $4.6 million in the first quarter of 2025.

Balance Sheet and Liquidity: As of March 31, 2026, W&T had available liquidity of $174.8 million comprised of $130.9 million in unrestricted cash and cash equivalents and $43.9 million of borrowing availability under W&T’s revolving credit facility, based on a borrowing base of $50.0 million and $6.1 million of letters of credit outstanding. As of March 31, 2026, the Company had total debt of $351.2 million and Net Debt of $220.3 million. As of March 31, 2026, Net Debt to trailing twelve months Adjusted EBITDA was 1.5x.

Capital Expenditures and Asset Retirement Obligation Settlements: Capital expenditures on an accrual basis in the three months ended March 31, 2026 were $7.2 million, and asset retirement obligation settlement costs totaled $17.2 million. The Company continues to expect its full year capital expenditure budget to be between $19.5 million and $24.5 million, which excludes potential acquisitions.

Regulatory Update

In March 2026, the Bureau of Ocean Energy Management (“BOEM”) published a proposed rule setting forth amendments to the existing financial assurance regulatory framework. The proposed rule would, among other things, (i) permit BOEM to consider the financial strength of predecessors with joint and several liability when determining whether supplemental financial assurance is required, (ii) revise the level of BSEE probabilistic estimates of decommissioning cost used for determining the amount of supplemental financial assurance required from P70 to P50, (iii) provide BOEM with discretion, in circumstances where decommissioning is scheduled to occur within one year of a supplemental financial assurance demand, to accept third-party decommissioning contracts or decommissioning schedules in lieu of requiring new supplemental financial assurance, (iv) eliminate the requirement that a lessee challenging a supplemental financial assurance demand post an appeal bond equal to the amount of the demand in order to obtain a stay pending appeal, and (v) explicitly recognize dual-obligee bonds (which identify multiple obligees) as an acceptable form of financial assurance. The proposed rule is subject to a 60-day public comment period, which is expected to end on May 8, 2026.

Cash Dividend Policy

The Company paid its first quarter 2026 dividend of $0.01 per share on March 26, 2026 to stockholders of record on March 19, 2026.

The Board of Directors declared a second quarter 2026 dividend of $0.01 per share which is to be paid on May 28, 2026 to stockholders of record on May 21, 2026.

OPERATIONS UPDATE

Well Recompletions and Workovers

During the first quarter of 2026, W&T performed one workover and one recompletion that positively impacted production in the first quarter of 2026. W&T plans to continue performing these low cost and low risk short payout operations that impact both production and revenue.

Second Quarter and Full Year 2026 Production and Expense Guidance

The guidance for the second quarter and full year 2026 in the table below represents the Company’s current expectations. Please refer to the section entitled “Forward-Looking and Cautionary Statements” below for risk factors that could impact guidance.

Production	Second Quarter 2026	Full Year 2026
Oil (MBbls)	1,170 – 1,300	4,710 – 5,210
NGLs (MBbls)	295 – 335	1,620 – 1,820
Natural gas (MMcf)	9,105 – 10,105	35,380 – 39,180
Total equivalents (MBoe)	2,983 – 3,319	12,227 – 13,560
Average daily equivalents (MBoe/d)	32.8 – 36.5	33.5 – 37.2

Expenses	Second Quarter 2026	Full Year 2026
Lease operating expense ($MM)	72.6 – 80.6	264.7 – 294.7
Gathering, transportation & production taxes ($MM)	7.4 – 8.4	33.3 – 37.3
General & administrative – cash ($MM)	15.0 – 16.6	63.2 – 70.2
DD&A and accretion ($ per Boe)		10.25 – 11.35

Capex and P&A	Full Year 2026
Capital expenditures ($MM)	19.5 – 24.5
Plugging & Abandonment ($MM)	34.0 – 42.4

Second quarter 2026 production on a barrels of oil equivalent per day basis is expected to be temporarily lower compared to the prior quarter. This is mainly due to a previously planned third-party Mobile Bay processing facility turnaround negatively impacting NGL volumes but increasing natural gas volumes. The turnaround is expected to be completed and normal operations should resume by early to mid-May. At mid-point of guidance, second quarter 2026 LOE is expected to step up to approximately $77 million versus first quarter 2026 LOE of $66.1 million primarily due to: (1) an increase in well enhancement projects during the second and third quarters due to the expected favorable weather in the Gulf and (2) acceleration of facilities and workover projects in order to take advantage of the current higher oil prices, which  are expected to benefit production in the second half of 2026. These are planned projects that are expected to bolster EBITDA and help reaffirm our full-year 2026 guidance.

W&T expects substantially all income taxes in 2026 to be deferred.

Conference Call Information:  W&T will hold a conference call to discuss its financial and operational results on Friday, May 8, 2026 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). Interested parties may dial 1-844-739-3797. International parties may dial 1-412-317-5713. Participants should request to connect to the “W&T Offshore Conference Call.” This call will also be webcast and available on W&T’s website at www.wtoffshore.com under “Investors.” An audio replay will be available on the Company’s website following the call.

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer with operations offshore in the Gulf of America and has grown through acquisitions, exploration and development. As of March 31, 2026, the Company had working interests in 48 fields in federal and state waters (which include 41 fields in federal waters and seven in state waters). The Company has under lease approximately 605,200 gross acres (471,300 net acres) spanning across the outer continental shelf off the coasts of

Louisiana, Texas, Mississippi and Alabama, with approximately 457,700 gross acres on the conventional shelf, approximately 141,900 gross acres in the deepwater and 5,600 gross acres in Alabama state waters. A majority of the Company’s daily production is derived from wells it operates. For more information on W&T, please visit the Company’s website at www.wtoffshore.com.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this release, including those regarding the Company’s financial position, operating and financial performance, business strategy, plans and objectives of management for future operations, projected costs, industry conditions, potential acquisitions, the outcomes and impact of ongoing litigation, the impact of potential regulatory changes, the impact of and integration of acquired assets, future production, probable reserves, capital expenditures associated with producing reserves, future expenses and indebtedness are forward-looking statements. When used in this release, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “continue,” “anticipate,” “target,” “could,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes, although not all forward-looking statements contain such identifying words. Items contemplating or making assumptions about actual or potential future production and sales, prices, market size, and trends or operating results also constitute such forward-looking statements.

These forward-looking statements are based on the Company’s current expectations and assumptions about future events and speak only as of the date of this release. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, as results actually achieved may differ materially from expected results described in these statements. The Company does not undertake, and specifically disclaims, any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of such statements, unless required by law.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ including, among other things, the regulatory environment, including availability or timing of, and conditions imposed on, obtaining and/or maintaining permits and approvals, including those necessary for drilling and/or development projects; the impact of current, pending and/or future laws and regulations, and of legislative and regulatory changes and other government activities, including those related to permitting, drilling, completion, well stimulation, operation, maintenance or abandonment of wells or facilities, managing energy, water, land, greenhouse gases or other emissions, protection of health, safety and the environment, or transportation, marketing and sale of the Company’s products; inflation levels; global economic trends, geopolitical risks and general economic and industry conditions, such as the global supply chain disruptions and the government interventions into the financial markets and economy in response to inflation levels and world health events; volatility of oil, NGL and natural gas prices; the global energy future, including the factors and trends that are expected to shape it, such as concerns about climate change and other air quality issues, the transition to a low-emission economy and the expected role of different energy sources; supply of and demand for oil, NGLs and natural gas, including due to the actions of foreign producers, importantly including OPEC and other major oil producing companies (“OPEC+”) and change in OPEC+’s production levels; disruptions to, capacity constraints in, or other limitations on the pipeline systems that deliver the Company’s oil and natural gas and other processing and transportation considerations; inability to generate sufficient cash flow from operations or to obtain adequate financing to fund capital expenditures, meet the Company’s working capital requirements or fund planned investments; price fluctuations and availability of natural gas and electricity; the Company’s ability to use derivative instruments to manage commodity price risk; the Company’s ability to meet the Company’s planned drilling schedule, including due to the Company’s ability to obtain permits on a timely basis or at all, and to successfully drill wells that produce oil and natural gas in commercially viable quantities; uncertainties associated with estimating proved reserves and related future cash flows; the Company’s ability to replace the Company’s reserves through exploration and development activities; drilling and production results, lower–than–expected production, reserves or resources from development projects or higher–than–expected decline rates; the Company’s ability to obtain timely and available drilling and completion equipment and crew availability and access to necessary resources for drilling, completing and operating wells; changes in tax laws; effects of competition; uncertainties and liabilities associated with acquired and divested assets; the Company’s ability to make acquisitions and successfully integrate any acquired businesses; asset impairments from commodity price declines; large or multiple customer defaults on contractual obligations, including defaults resulting from actual or potential insolvencies; geographical concentration of the Company’s operations; the creditworthiness and performance of the Company’s counterparties with respect to its hedges; impact of derivatives legislation affecting the Company’s ability to hedge; failure of risk management and ineffectiveness of internal controls; catastrophic events, including tropical storms, hurricanes, earthquakes, pandemics and other world health events; environmental risks and liabilities under U.S. federal, state, tribal and local laws and regulations (including remedial actions); potential liability resulting from pending or future litigation; the Company’s ability to recruit and/or retain key members of the Company’s senior management and key technical employees; information technology failures or cyberattacks; and governmental actions and political conditions, as well as the actions by other third parties that are beyond the Company’s control, and other factors discussed in W&T Offshore’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q found at www.sec.gov or at the Company’s website at www.wtoffshore.com under the Investor Relations section.

W&T OFFSHORE, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2026	2025	2025
Revenues:
Oil	$90,103	$75,984	$87,716
NGLs	6,911	6,884	4,772
Natural gas	49,887	36,637	35,109
Other	3,118	2,208	2,270
Total revenues	150,019	121,713	129,867

Operating expenses:
Lease operating expenses	66,114	74,630	71,012
Gathering, transportation and production taxes	8,654	8,767	5,659
Depreciation, depletion, and amortization	27,265	28,488	32,891
Asset retirement obligations accretion	8,517	8,306	8,392
General and administrative expenses	24,833	20,618	20,157
Total operating expenses	135,383	140,809	138,111

Operating income (loss)	14,636	(19,096)	(8,244)

Interest expense, net	9,186	9,000	9,492
Loss on extinguishment of debt	—	—	15,015
Derivative loss (gain), net	24,513	(195)	2,757
Other expense (income), net	831	(2,707)	(316)
Loss before income taxes	(19,894)	(25,194)	(35,192)
Income tax expense (benefit)	2,636	1,933	(4,615)
Net loss	$(22,530)	$(27,127)	$(30,577)

Net loss per common share (basic and diluted)	$(0.15)	$(0.18)	$(0.21)

Weighted average common shares outstanding (basic and diluted)	148,778	148,777	147,598

W&T OFFSHORE, INC.
Condensed Operating Data
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2026	2025	2025
Net sales volumes:
Oil (MBbls)	1,296	1,324	1,230
NGLs (MBbls)	425	414	200
Natural gas (MMcf)	9,223	9,562	7,884
Total oil and natural gas (MBoe) (1)	3,259	3,331	2,744

Average daily equivalent sales (MBoe/d)	36.2	36.2	30.5

Average realized sales prices (before the impact of derivative settlements):
Oil ($/Bbl)	$69.52	$57.39	$71.31
NGLs ($/Bbl)	16.26	16.62	23.86
Natural gas ($/Mcf)	5.41	3.83	4.45
Barrel of oil equivalent ($/Boe)	45.08	35.88	46.50

Average operating expenses per Boe ($/Boe):
Lease operating expenses	$20.29	$22.40	$25.88
Gathering, transportation and production taxes	2.66	2.63	2.06
Depreciation, depletion, and amortization	8.37	8.55	11.99
Asset retirement obligations accretion	2.61	2.49	3.06
General and administrative expenses	7.62	6.19	7.35

(1)	MBoe is determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or NGLs (totals may not compute due to rounding). The conversion ratio does not assume price equivalency and the price on an equivalent basis for oil, NGLs and natural gas may differ significantly. The realized prices presented above are volume-weighted for production in the respective period.

W&T OFFSHORE, INC.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31,	December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$130,919	$140,558
Restricted cash	—	62
Accounts receivable:
Oil, natural gas liquids and natural gas sales	72,400	59,633
Joint interest, net	27,592	24,473
Prepaid expenses and other current assets	18,449	14,543
Total current assets	249,360	239,269

Oil and natural gas properties and other, net	655,086	662,082
Restricted deposits for asset retirement obligations	24,351	24,026
Deferred income taxes	63	35
Other assets	30,292	30,395
Total assets	$959,152	$955,807

Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	$90,637	$98,406
Accrued liabilities	62,362	39,809
Undistributed oil and natural gas proceeds	61,590	59,065
Advances from joint interest partners	2,275	2,394
Current portion of asset retirement obligations	25,471	26,147
Current portion of long-term debt, net	8,309	8,458
Total current liabilities	250,644	234,279

Asset retirement obligations	540,568	535,704
Long-term debt, net	342,879	342,355
Other liabilities	21,070	15,781

Commitments and contingencies	25,745	27,440

Shareholders’ deficit:
Preferred stock	—	—
Common stock	2	2
Additional paid-in capital	606,888	604,732
Retained deficit	(804,477)	(780,319)
Treasury stock	(24,167)	(24,167)
Total shareholders’ deficit	(221,754)	(199,752)
Total liabilities and shareholders’ deficit	$959,152	$955,807

W&T OFFSHORE, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2026	2025	2025
Operating activities:
Net loss	$(22,530)	$(27,127)	$(30,577)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, depletion, amortization and accretion	35,782	36,794	41,283
Share-based compensation	7,443	3,729	2,087
Amortization of debt issuance costs	779	766	1,099
Loss on extinguishment of debt	—	—	15,015
Derivative loss (gain), net	24,513	(195)	2,757
Derivative cash receipts (settlements), net	318	392	(5,326)
Deferred income tax (benefit) expense	(27)	1,866	(5,517)
Changes in operating assets and liabilities:
Accounts receivable	(15,887)	1,293	(1,935)
Prepaid expenses and other current assets	(2,914)	2,737	547
Accounts payable, accrued liabilities and other	(7,760)	17,577	(18,858)
Asset retirement obligation settlements	(17,166)	(11,892)	(3,771)
Net cash provided by (used in) operating activities	2,551	25,940	(3,196)

Investing activities:
Investment in oil and natural gas properties and equipment	(10,127)	(9,769)	(6,665)
Acquisition of property interests	—	—	(400)
Proceeds from sale of oil and natural gas properties	—	—	11,935
Insurance proceeds	—	—	58,500
Purchases of furniture, fixtures and other	(203)	—	(103)
Net cash (used in) provided by investing activities	(10,330)	(9,769)	63,267

Financing activities:
Proceeds from issuance of long-term debt	—	—	350,000
Repayments of long-term debt	(275)	(275)	(384,264)
Purchase of government securities in connection with legal defeasance of 11.75% Senior Second Lien Notes	—	—	(5,889)
Premium payments and debt extinguishment costs	—	—	(10,230)
Debt issuance costs	(159)	(121)	(11,042)
Payment of dividends	(1,488)	(1,499)	(1,493)
Other	—	(3)	(223)
Net cash used in financing activities	(1,922)	(1,898)	(63,141)
Change in cash, cash equivalents and restricted cash	(9,701)	14,273	(3,070)
Cash, cash equivalents and restricted cash, beginning of period	140,620	126,347	110,555
Cash, cash equivalents and restricted cash, end of period	$130,919	$140,620	$107,485

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Certain financial information included in W&T’s financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures are “Net Debt,” “Adjusted Net Loss,” “Adjusted EBITDA” and “Free Cash Flow” or are derivable from a combination of these measures. Management uses these non-GAAP financial measures in its analysis of performance. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures which may be reported by other companies. Prior period amounts have been conformed to the methodology and presentation of the current period.

We calculate Net Debt as total debt (current and long-term portions), less cash and cash equivalents. Management uses Net Debt to evaluate the Company’s financial position, including its ability to service its debt obligations.

Reconciliation of Net Loss to Adjusted Net Loss

Adjusted Net Loss adjusts for certain items that the Company believes affect comparability of operating results, including items that are generally non-recurring in nature or whose timing and/or amount cannot be reasonably estimated. These items include loss on extinguishment of debt, unrealized commodity derivative loss (gain), net, allowance for credit losses, non-recurring legal and IT-related costs, non-ARO P&A costs, and other which are then tax effected using the Federal Statutory Rate. Company management believes that this presentation is relevant and useful because it helps investors to understand the net loss of the Company without the effects of certain non-recurring or unusual expenses and certain income or loss that is not realized by the Company.

	Three Months Ended
	March 31,	December 31,	March 31,
	2026	2025	2025

	(in thousands)
	(Unaudited)
Net loss	$(22,530)	$(27,127)	$(30,577)
Selected items:
Loss on extinguishment of debt	—	—	15,015
Unrealized commodity derivative loss (gain), net	21,835	516	(882)
Allowance for credit losses	170	70	155
Non-recurring legal and IT-related costs	(66)	613	528
Non-ARO P&A costs	—	3,927	(197)
Other	84	(6,406)	(71)
Total selected items before tax	22,023	(1,280)	14,548
Tax effect of selected items (1)	(4,625)	269	(3,055)
Total selected items, net of tax	17,398	(1,011)	11,493
Impact of valuation adjustments	4,480	7,678	1,880
Adjusted net loss	$(652)	$(20,460)	$(17,204)

Adjusted net loss per common share (basic and diluted)	$(0.00)	$(0.14)	$(0.13)

Weighted average shares outstanding (basic and diluted)	148,778	148,777	147,598

(1) Selected items were tax effected with the Federal Statutory Rate of 21% for each respective period.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Adjusted EBITDA/ Free Cash Flow Reconciliations

The Company also presents non-GAAP financial measures of Adjusted EBITDA and Free Cash Flow. The Company defines Adjusted EBITDA as net loss plus net interest expense, loss on extinguishment of debt, income tax expense (benefit), depreciation, depletion and amortization, ARO accretion, excluding the unrealized commodity derivative loss (gain), allowance for credit losses, non-cash incentive compensation, non-recurring legal and IT-related costs, non-ARO P&A costs, and other. Company management believes this presentation is relevant and useful because it helps investors understand W&T’s operating performance and makes it easier to compare its results with those of other companies that have different financing, capital and tax structures. Adjusted EBITDA should not be considered in isolation from or as a substitute for net loss, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. Adjusted EBITDA, as W&T calculates it, may not be comparable to Adjusted EBITDA measures reported by other companies. In addition, Adjusted EBITDA does not represent funds available for discretionary use.

The Company defines Free Cash Flow as Adjusted EBITDA (defined above), less capital expenditures, ARO settlements and net interest expense (all on an accrual basis). For this purpose, the Company’s definition of capital expenditures includes costs incurred related to oil and natural gas properties (such as drilling and infrastructure costs and the lease maintenance costs) and equipment but excludes acquisition costs of oil and gas properties from third parties that are not included in the Company’s capital expenditures guidance provided to investors. Company management believes that Free Cash Flow is an important financial performance measure for use in evaluating the performance and efficiency of its current operating activities after the impact of accrued capital expenditures, P&A costs and net interest expense and without being impacted by items such as changes associated with working capital, which can vary substantially from one period to another. There is no commonly accepted definition of Free Cash Flow within the industry. Accordingly, Free Cash Flow, as defined and calculated by the Company, may not be comparable to Free Cash Flow or other similarly named non-GAAP measures reported by other companies. While the Company includes net interest expense in the calculation of Free Cash Flow, other mandatory debt service requirements of future payments of principal at maturity (if such debt is not refinanced) are excluded from the calculation of Free Cash Flow. These and other non-discretionary expenditures that are not deducted from Free Cash Flow would reduce cash available for other uses.

The following table presents a reconciliation of the Company’s net loss, a GAAP measure, to Adjusted EBITDA and Free Cash Flow, as such terms are defined by the Company:

	Three Months Ended
	March 31,	December 31,	March 31,
	2026	2025	2025

	(in thousands)
	(Unaudited)
Net loss	$(22,530)	$(27,127)	$(30,577)
Interest expense, net	9,186	9,000	9,492
Loss on extinguishment of debt	—	—	15,015
Income tax expense (benefit)	2,636	1,933	(4,615)
Depreciation, depletion and amortization	27,265	28,488	32,891
Asset retirement obligations accretion	8,517	8,306	8,392
Unrealized commodity derivative loss (gain), net	21,835	516	(882)
Allowance for credit losses	170	70	155
Non-cash incentive compensation	7,443	3,729	2,087
Non-recurring legal and IT-related costs	(66)	613	528
Non-ARO P&A costs	—	3,927	(197)
Other	84	(6,406)	(71)
Adjusted EBITDA	$54,540	$23,049	$32,218

Capital expenditures, accrual basis (1)	$(7,230)	$(13,318)	$(8,472)
Asset retirement obligation settlements	(17,166)	(11,892)	(3,771)
Interest expense, net	(9,186)	(9,000)	(9,492)
Free Cash Flow	$20,958	$(11,161)	$10,483

(1) A reconciliation of the adjustment used to calculate Free Cash Flow to the Condensed Consolidated Financial Statements is included below:

Capital expenditures, accrual basis reconciliation
Investment in oil and natural gas properties and equipment	$(10,127)	$(9,769)	$(6,665)
Less: change in accrual for capital expenditures	(2,897)	3,549	1,807
Capital expenditures, accrual basis	$(7,230)	$(13,318)	$(8,472)

The following table presents a reconciliation of cash flow from operating activities, a GAAP measure, to Free Cash Flow, as defined by the Company:

	Three Months Ended
	March 31,	December 31,	March 31,
	2026	2025	2025

	(in thousands)
	(Unaudited)
Net cash provided by (used in) operating activities	$2,551	$25,940	$(3,196)
Allowance for credit losses	170	70	155
Amortization of debt issuance costs	(779)	(766)	(1,099)
Non-recurring legal and IT-related costs	(66)	613	528
Current tax (benefit) expense (1)	2,663	67	902
Change in derivatives receivable (payable) (1)	(2,996)	318	1,687
Non-ARO P&A costs	—	3,927	(197)
Changes in operating assets and liabilities, excluding asset retirement obligation settlements	26,561	(21,606)	20,246
Capital expenditures, accrual basis	(7,230)	(13,318)	(8,472)
Other	84	(6,406)	(71)
Free Cash Flow	$20,958	$(11,161)	$10,483

(1) A reconciliation of the adjustment used to calculate Free Cash Flow to the Condensed Consolidated Financial Statements is included below:

Current tax expense (benefit):
Income tax expense (benefit)	$2,636	$1,933	$(4,615)
Less: Deferred income tax expense (benefit)	(27)	1,866	(5,517)
Current tax (benefit) expense:	$2,663	$67	$902

Changes in derivatives receivable (payable)
Derivatives receivable (payable), end of period	$(2,678)	$318	$310
Derivatives payable (receivable), beginning of period	(318)	—	1,377
Change in derivatives receivable (payable)	$(2,996)	$318	$1,687

CONTACT:	Al Petrie	Sameer Parasnis
	Investor Relations Coordinator	Executive VP and CFO
	investorrelations@wtoffshore.com	sparasnis@wtoffshore.com
	713-297-8024	713-513-8654